Exhibit 99.2

Remarks of Bernard P. Aldrich
Rimage Corporation 2nd Quarter 2004 Conference Call
July 27, 2004

•	Good morning and thanks for taking the time to participate in our second quarter earnings conference call.

•	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail, Dave Suden, our chief technology officer, and Manny Almeida, our executive vice president.

•	We will all be available for your questions following our introductory remarks.

•	In keeping with Regulation FD, which prohibits us from providing any guidance or other forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance in our second quarter release.

•	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

•	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

•	Turning now to the subject of this conference call, the second quarter of 2004 was another strong period for Rimage.

•	Second quarter sales rose 38% to $17.6 million, while net income increased 18% to $2.0 million or $0.20 per diluted share.

•	These results exceeded our prior financial guidance for this period, which called for earnings of $0.17 to $0.19 per diluted share and revenues of $14 to $15 million.

•	Several second quarter developments contributed to our above-plan performance.

•	First, we sold approximately $1.0 million of CD/DVD publishing systems to the major national retailer that has been field testing our equipment in the one-hour photo-finishing labs at selected stores around the country.

•	As we reported in our last conference call, this customer asked us to make certain modifications to our equipment as a result of the field testing process.

•	The systems we sold to this retailer during the second quarter incorporated those modifications, and these systems are now subject to additional field testing.

•	We view this sale as another step forward in our strategy of enabling retailers to meet growing customer demand for having their pictures printed on CDs.

•	The second factor I want to review is our new consumables strategy.

•	Although we have discussed this strategy previously, I would like to talk about it further due to the significant potential that it possesses.

•	Through this growth strategy, we are marketing blank CD or DVD discs with replacement printer ribbons and cartridges into kits, making it easier and more convenient for customers to order these consumable supplies.

•	The blank CDs and DVDs included in these kits are manufactured to our specifications, which enables us to ensure our clients the highest and most reliable print quality for their disc labels.

•	As evidenced by media kit sales of approximately $1.8 million in the second quarter, the sales potential of this growth strategy is significant.

•	The margins on media kits sales contributed to the decline in our second quarter gross margin to 46%.

•	However, it is important to realize that this strategy is not only providing us with strong incremental revenues, it is minimizing service support issues related to poor media, providing closer customer contact, while also generating incremental earnings.

•	Second quarter margins also were affected by the start-up expenses associated with our new-generation Desktop products, called the 2000i and 480i.

•	The Rimage 2000i and 480i, which replaces the previous Desktop line, was designed from the ground up after extensive market research into what customers want in an integrated CD/DVD publishing solution.

•	What customers want is a highly user-friendly and convenient system.

•	Reflecting these needs, the 2000i and 480i are true plug-and-play products.

•	As a self-contained unit, the 2000i requires no assembly and there is no printer to mount or alignments to make.

•	The 2000i also incorporates the latest advancements in HP's ink-jet color printing.

•	The 2000i and 480i started shipping in June, and we believe they should post strong sales in the third quarter.

•	The introduction of our new Desktop line is part of a larger strategy that is based on some evolving needs in our markets.

•	Basically, what we are seeing is steadily growing demand for smaller and less costly units, which, in many cases, can handle the workloads of our entry-level Producer line.

•	We also are seeing a growing range of applications for our Desktop line outside the general office market.

•	Consequently, by developing new generations of Desktop products, Rimage is staying ahead of the curve in terms of evolving customer needs.

•	While on the topic of sales, I also want to mention that we continued making excellent progress in the medical market during the second quarter.

•	Growing numbers of healthcare facilities are retrofitting CT, MRI and related imaging modalities with Rimage publishing systems, enabling these devices to output patient data on CD/DVD media as well as conventional analog film.

•	In pursuing the large retrofit market, we are working with a growing number of vertical value-added resellers that specialize in IT solutions for the medical market.

•	We also are pursuing strategic partnerships with industry-leading OEMs of imaging equipment, whereby our publishers would be integrated into their systems at the point of initial sale.

•	Finally, we are exploring a variety of additional promising opportunities in the medical market, including the management, storage and distribution of medical records.

•	As Rob Wolf will be discussing shortly, we reported increased operating expenses in the second quarter related to strategic initiatives aimed at further strengthening our sales and marketing organization.

•	Our strategic decision to grow our top line and strive toward becoming a $100 million company within the next few years meant we must have a stronger sales and marketing organization, as well as additional seasoned executives and product line managers.

•	At the same time, we expect to continue expanding our marketing and advertising to support both the Producer and Desktop lines.

•	For all of these reasons, we expect sales and marketing expenses to remain at high levels over the balance of the year.

•	R&D expense also is expected to remain at relatively high levels in terms of dollars as we push forward with plans for new generations of products.

•	Finally, G&A expenditures have remained constant with the exception of additional costs associated with Sarbanes Oxley compliance.

•	I will conclude my remarks by reviewing the financial guidance included in today’s earnings release.

•	For the third quarter of 2004 ending September 30, we are forecasting earnings of $0.18 to $0.20 per diluted share on revenues of $16 to $17 million.

•	This compares to earnings of $0.20 per diluted share on sales of $13,791,000 in the third quarter of 2003.

•	Our third quarter guidance reflects a number of factors.

•	First, the third quarter is typically our weakest period of the year, reflecting the normal seasonal slowdown in the European market.

•	Second, we expect to benefit from growing sales of consumables and our new Desktop line.

•	Third, since consumables and Desktop products are lower-margin products, Rimage’s gross margin is expected to remain below our historic norm.

•	And fourth, operating expenses will remain above historic levels.

•	In closing, I would like to say that our ability to generate strong earnings while implementing new sales strategies, introducing new products and strengthening our sales and marketing organization speaks well for the underlying earnings power of this organization.

•	Thank you. Now, Rob Wolf will review our second quarter results in some detail.

Remarks of Bernard P. Aldrich
Rimage Corporation 2nd Quarter 2004 Conference Call
July 27, 2004

•	Thanks, Bernie

•	Since our top line growth has already been covered in some detail, I will only point out a few additional highlights about second quarter sales.

•	Supported by the continued growth of Rimage’s European operation, international sales increased 17% in the second quarter and accounted for 36% of the sales total for this period, compared to 43% in the year-earlier period.

•	Currency effects increased worldwide sales by 7% in this year's second quarter.

•	Reflecting the impact of our consumables strategy, recurring revenues, which include sales of maintenance contracts, printer ribbons and cartridges, parts and CD/DVD media, increased 77% in the second quarter and accounted for 39% of total sales, up from 30% in last year’s second quarter.

•	Rimage’s gross margin declined to 46% in the second quarter, from 49% in the first quarter and 50% in the second quarter of 2003.

•	This margin decline reflects the shift in our sales mix toward lower-margin products and start-up costs associated with the new Desktop line.

•	Since we currently anticipate increased consumables sales in the third quarter, as well as higher sales of our Desktop line excluding start-up costs, we believe our gross margin will approximate the second quarter level.

•	However, we also believe that the margin impact of our consumables strategy will be partly offset over time due to the strongly growing revenues generated by media kit sales.

•	Moving down the P&L, second quarter R&D expense of $1.2 million was up 10% from $1.1 million in the first quarter and also up 33% from $926,000 in the second quarter of 2003.

•	Due to the impact of strongly higher sales, R&D expense declined to 7% of sales in this year’s second quarter, from 8% of sales in the first quarter and was unchanged as a percentage from the year-earlier period.

•	R&D spending, which even at today’s increased levels remains well within our historic norms as a sales percentage, could increase somewhat in this year’s third quarter due to a number of product development initiatives currently underway.

•	Selling, general and administrative expense came to $3.7 million in the second quarter, up 13% from $3.2 million in the first quarter and also up 30% from $2.8 million in last year’s second quarter.

•	The higher SG&A reflects the implementation of sales and marketing initiatives aimed at supporting new product introductions and expanding our sales and marketing organization.

•	However, again due to the impact of our growing sales, SG&A expense declined to 21% of second quarter sales, from 22% in both this year’s first quarter and the second quarter of 2003.

•	So despite the higher dollar amounts, SG&A expense also remains well within our historic sales percentage norms.

•	Reflecting the growth strategies that we are implementing, along with the increased infrastructure these strategies require, sales and marketing expense could increase somewhat in this year’s third quarter from the second quarter level.

•	Operating income totaled $3.2 million in this year’s second quarter, up 16% from $2.7 million in the first quarter and also up 23% from $2.6 million in the second quarter of 2003.

•	Turning now to our balance sheet, cash and investments totaled $49.4 million at the end of the second quarter, up $1.2 million from $48.2 million at the end of the first quarter and also up $800,000 from $48.6 million at December 31, 2003.

•	Due to our strong margins and relatively low capital requirements, we are continuing to generate robust operating cash flows.

•	Moreover, the sequential quarterly cash increase that we are reporting was attained despite a $1.4 million increase in inventories.

•	Due to the growth of our consumables sales, we now must stock additional inventories of both blank CD/DVD media and printer ribbons and cartridges.

•	Finally, shareholders’ equity rose to $56.2 million at the end of the second quarter, from $52.0 million at year-end 2003.

•	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.